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EXHIBIT 12
                                 Omnicare, Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
                                 (in thousands)

                                                                              For the years ended December 31,
                                                                           1998              1997              1996
                                                                     ----------------------------------------------------
Income before Income Taxes                                                  $ 135,866         $ 95,933          $ 72,276
Add:
   Interest on Indebtedness                                                    22,727            6,505             4,112
   Amortization of Debt Expense                                                   884               51               220
   Interest Portion of Rent Expense                                             6,838            4,448             3,270
                                                                     -----------------  ---------------   ---------------

Income as Adjusted                                                          $ 166,315        $ 106,937          $ 79,878
                                                                     =================  ===============   ===============

Fixed Charges
   Interest on Indebtedness                                                  $ 22,727          $ 6,505           $ 4,112
   Amortization of Debt Expense                                                   884               51               220
   Capitalized Interest                                                           976              744               386
   Interest Portion of Rent Expense                                             6,838            4,448             3,270
                                                                     -----------------  ---------------   ---------------

        Fixed Charges                                                        $ 31,425         $ 11,748           $ 7,988
                                                                     =================  ===============   ===============

Ratio of Earnings to Fixed Charges (2)                                            5.3 x            9.1 x            10.0 x
                                                                     =================  ===============   ===============
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(1)  The consolidated financial statements, and accordingly, these computations, have been restated for the years ended December 31, 1997 and 1996 to include the results of operations of CompScript, Inc. and IBAH, Inc., both acquired in June 1998 pooling-of-interests transactions.

(2) The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges (excluding capitalized interest expense) by fixed charges. Fixed charges consist of interest expense on debt (including capitalized interest) and one-third (the proportion deemed representative of the interest portion) of rent expense.